Exhibit 99.1

NRG Energy Appoints Kathleen McGinty to Board of Directors

PRINCETON, NJ; October 16, 2008—NRG Energy, Inc. (NYSE:NRG) today appointed Kathleen McGinty, the former Secretary of the Pennsylvania Department of Environmental Protection (DEP), to the Company’s Board of Directors. McGinty will serve on the Governance and Nominating Committee.

“Kathleen brings experience that will further strengthen our Board of Directors as we seek to position NRG to respond to the economic and environmental dynamics of our industry,” said Howard Cosgrove, Chairman of the Board. “Her insights and guidance with respect to our RepoweringNRG and ecoNRG programs will be invaluable.”

As Secretary of the Pennsylvania DEP from 2003 until this past July, McGinty oversaw all environmental policy, regulatory and enforcement activities and also spearheaded key legislative initiatives in environment and energy. Before joining the DEP, she spent six years in the Clinton White House, where she was chair of the White House Council on Environmental Quality and earlier served as a senior environmental advisor to Vice President Al Gore. McGinty holds a Bachelor of Science in Chemistry from Saint Joseph’s University and a Juris Doctor from Columbia University in New York. She currently serves as Secretary of the Board of Trustees at Saint Joseph’s University in Pennsylvania and is the former Chair of the Pennsylvania Energy Development Authority. McGinty is also a founding partner of Peregrine Technology Partners, LLC, a firm focused on commercialization of resource efficient technologies.

NRG Energy, Inc. a Fortune 500 company, owns and operates one of the country’s largest and most diverse power generation portfolios. NRG’s 48 plants provide approximately 24,000 megawatts of generation capacity—enough to power nearly 20 million homes. In November 2007, NRG won two of the industry’s highest honors—Platts Industry Leadership and Energy Company of the Year awards. Headquartered in Princeton, NJ, NRG is a member of the U.S. Climate Action Partnership (USCAP), a group of business and environmental organizations calling for mandatory legislation to reduce greenhouse gas emissions. More information is available at www.nrgenergy.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and typically can be identified by the use of words such as “will,” “expect,” “believe,” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially.
NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

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